Exhibit 99.1

Contacts:

Investors:	Media:
Patrick E. Flanigan III	Brian P. Gill
Vice President	Vice President
Investor Relations	Corporate Communications
(908) 673-9969	(908) 673-9530

CELGENE REPORTS THIRD QUARTER 2015

OPERATING AND FINANCIAL RESULTS

•   Over 150 Abstracts Expected at Medical Congresses in Fourth Quarter

•   Completed Two Major Transactions in the Quarter: Receptos and Juno Therapeutics

•   Key Drivers On-Track Supporting Industry-Leading Growth Including Acceleration of Mid- and Late-Stage Clinical Programs

SUMMIT, NJ — (November 5, 2015) — Celgene Corporation (NASDAQ: CELG) reported net product sales of $2,313 million for the third quarter of 2015, an 18 percent increase from the same period in 2014.  The negative net impact of currency on net product sales was 2 percent.  Third quarter total revenue increased 18 percent to $2,334 million compared to $1,982 million in the third quarter of 2014.  Adjusted net income for the third quarter of 2015 increased 26 percent to $1,011 million compared to $806 million in the third quarter of 2014.  Adjusted diluted earnings per share (EPS) in the third quarter of 2015 was $1.23 and includes a $0.04 dilutive impact related to the acquisition of Receptos, Inc.  For the same period in 2014, adjusted diluted EPS was $0.97.  The results of operations for Receptos, Inc. are included in the consolidated financial results from the August 27, 2015 acquisition date.

Based on U.S. GAAP (Generally Accepted Accounting Principles), Celgene reported a third quarter of 2015 net loss of $34 million or a loss of $0.04 per diluted share.  The reported GAAP net loss for the quarter primarily reflects an increase in costs related to strategic transactions including upfront collaboration expenses driven by the Juno Therapeutics collaboration, inclusive of the premium paid to acquire an equity stake, as well as expenses incurred in connection with the acquisition of Receptos.  For the third quarter of 2014, net income was $508 million or $0.61 per diluted share.

“Our strong third quarter performance and acceleration of key drivers create significant momentum in our business, further advancing us toward our 2020 targets,” said Bob Hugin, Chairman and Chief Executive Officer of Celgene Corporation.  “The continued progress of our clinical pipeline and important strategic collaborations have us well-positioned for long-term growth”

Third Quarter 2015 Financial Highlights

Unless otherwise stated, all comparisons are for the third quarter of 2015 compared to the third quarter of 2014.  The adjusted operating expense categories presented below exclude share-based employee compensation expense and upfront collaboration payments.  Please see the attached Reconciliation of GAAP to Adjusted Net Income for further information.

Net Product Sales Performance

•                  REVLIMID® sales for the third quarter increased 12 percent to $1,453 million.  U.S. sales of $895 million and International sales of $558 million increased 18 percent and 3 percent year-over-year, respectively.  Volume was the main driver of the increase as both market share and duration trends are positive across major geographies.

•                  POMALYST®/IMNOVID® sales for the third quarter were $257 million, an increase of 42 percent.  U.S. sales were $150 million and International sales were $107 million, an increase of 27 percent and 69 percent, respectively.  POMALYST®/IMNOVID® sales were driven by increased volume as both market share and duration trends are positive across major geographies.

•                  ABRAXANE® sales for the third quarter were $230 million, an 8 percent increase.  U.S. sales of $145 million decreased 4 percent year-over-year and were impacted by competitive dynamics in lung cancer and breast cancer.  International sales of $85 million increased 40 percent year-over-year and were positively impacted by increased volume from the ongoing launch for pancreatic cancer in Europe.

•                  OTEZLA® sales for the third quarter were $139 million, increasing 55 percent over the second quarter of 2015.  U.S. sales were $129 million and International sales were $10 million.  OTEZLA® uptake and market share gains continued to accelerate in the third quarter in the U.S. with increased contribution from early launch countries in Europe.

•                  All other product sales, which include THALOMID®, ISTODAX®, VIDAZA® and an authorized generic of VIDAZA® drug product in the U.S., were $234 million in the third quarter of 2015 compared to $246 million for the third quarter of 2014.

Research and Development (R&D)

Adjusted R&D expenses were $488 million for the third quarter of 2015 compared to $419 million for the third quarter of 2014.  The increase was primarily due to an increase in clinical trial activity across the portfolio.  On a GAAP basis, R&D expenses were $1,305 million for the third quarter of 2015 and $675 million for the same period in 2014 primarily reflecting an increase in upfront collaboration expenses driven by the Juno Therapeutics collaboration, inclusive of the premium paid to acquire an equity stake.

Selling, General, and Administrative (SG&A)

Adjusted SG&A expenses were $474 million for the third quarter of 2015 compared to $441 million for the third quarter of 2014.  The increase was primarily due to investments in support of the global launches of OTEZLA® in psoriasis and psoriatic arthritis and REVLIMID® in newly diagnosed multiple myeloma.  On a GAAP basis, SG&A expenses were $550 million for the third quarter of 2015 compared to $498 million for the same period in 2014.

Cash, Cash Equivalents, and Marketable Securities

In the third quarter of 2015, Celgene purchased approximately 7.1 million of its shares at a total cost of approximately $815 million.  As of September 30, 2015, the Company had approximately $4.3 billion remaining under the stock repurchase program.

During the third quarter of 2015, Celgene issued an aggregate of $8 billion in senior unsecured notes in tranches of three-, five-, seven-, ten- and thirty-years.  The Company used the net proceeds from the offering primarily to finance the acquisition of Receptos, Inc. as well as for general corporate purposes.

Operating cash flow was $285 million in the third quarter of 2015.  Celgene ended the quarter with approximately $7.5 billion in cash, cash equivalents and marketable securities.

2015 Guidance for REVLIMID® and ABRAXANE® Updated

•                  Total net product sales are expected to be in the range of $9.0 billion to $9.5 billion

•                  REVLIMID® net sales are expected to be approximately $5.8 billion, an increase from the previous range of $5.6 billion to $5.7 billion

•                  ABRAXANE® net sales are expected to be in the range of $950 million to $1.0 billion, a decrease from the previous range of $1.0 billion to $1.25 billion

•                  Adjusted 2015 operating margin remains unchanged at approximately 52 percent; GAAP operating margin is expected to be approximately 25.2 percent, lowered from approximately 36.4 percent

•                  Adjusted diluted EPS is expected to be in the range of $4.75 to $4.85

•                  GAAP diluted EPS is expected to be in the range of $2.02 to $2.24, a decrease from the previous range of $2.17 to $2.46

Product and Pipeline Updates

Hematology

In October, VIDAZA® was approved by the European Commission for the treatment of adult patients aged 65 years or older with acute myeloid leukemia (AML) who are not eligible for hematopoietic stem cell transplantation.  A positive opinion from the European Medicines Agency’s

Committee for Medicinal Products for Human Use (CHMP) was granted in September.  VIDAZA® will receive extended market protection in all its indications for an additional year throughout the European Economic Area.

A Supplementary New Drug Application was filed with the U.S. Food and Drug Administration for the expanded indication of REVLIMID® for the treatment of non-del 5q lower risk myelodysplastic syndromes (MDS).  The Prescription Drug User Fee Act date for the submission is April 16, 2016.

American Society of Hematology Meeting

At the 2015 American Society of Hematology annual meeting in December, data presentations expected include:

•                  Data from the phase III cooperative group SWOG S0777 trial comparing REVLIMID®, bortezomib, and dexamethasone versus REVLIMID® and dexamethasone in patients with newly diagnosed multiple myeloma not intended for immediate autologous stem cell transplant

•                  Data on REVLIMID® in novel combinations including elotuzumab, ixazomib and PD-1/PD-L1 compounds in multiple myeloma

•                  Data from phase II trials of luspatercept in beta-thalassemia and MDS

•                  Data from a phase I/II trial AG-221 in patients with IDH2-mutated AML

•                  Data from a phase I trial of AG-120 in advanced hematologic malignancies

•                  Data from phase I/II trials of ACY-1215 in relapsed and/or refractory multiple myeloma

Oncology

At the 2015 San Antonio Breast Cancer Symposium annual meeting in December, data presentations expected include:

•                  Updated data from the GEPARSepto phase III trial with ABRAXANE® in neoadjuvant breast cancer

•                  Data from the WSG-ADAPT TN phase II trial comparing ABRAXANE® in combination with carboplatin to gemcitabine in triple-negative breast cancer

•                  Updated data from a phase I trial with atezolizumab in combination with ABRAXANE® in triple-negative breast cancer

Inflammation & Immunology (I&I)

On August 27, 2015, Celgene completed the acquisition of Receptos, Inc. for approximately $7.1 billion, net of cash and marketable securities acquired.  The acquisition of Receptos, Inc. enhances the Company’s I&I portfolio, further diversifies the expected revenue beginning in 2019, and builds upon the Company’s growing expertise in inflammatory bowel disease.  The transaction adds ozanimod, a novel, potentially best-in-class, oral, selective sphingosine 1-phosphate 1 and 5 receptor modulator to the Company’s deep and diverse pipeline of potential disease-altering medicines and investigational compounds.  Phase III trials with ozanimod in moderate-to-severe ulcerative colitis and relapsing multiple sclerosis are ongoing with data from these trials expected beginning in 2017.

Maintenance data from the phase II TOUCHSTONE trial with ozanimod in moderate-to-severe ulcerative colitis were presented in October at both the American College of Gastroenterology and the United European Gastroenterology: Week annual meetings.  In the trial, a significantly greater proportion of patients that continued on to the ozanimod maintenance phase achieved or maintained clinical remission at 32 weeks compared with those on placebo.  In addition at 32 weeks, both the high- and low-dose ozanimod arms were statistically significant compared to placebo for clinical response and mucosal healing.  In phase II trials, ozanimod had a well-tolerated safety profile.

The phase III SUNBEAM trial with ozanimod in relapsing multiple sclerosis (RMS) completed enrollment ahead of schedule in October.  In addition to the ongoing phase III trials with ozanimod in RMS and moderate-to-severe ulcerative colitis, a phase II proof-of-concept trial in moderate-to-severe Crohn’s disease initiated this quarter.

The phase III registration program with GED-0301 in patients with active Crohn’s disease is initiating.  The registration-enabling endoscopy trial with GED-0301 in patients with active Crohn’s disease is ongoing and expected to complete enrollment by year-end.  A phase II trial with GED-0301 in moderate-to-severe ulcerative colitis is expected to begin by year-end.

One-year data from the phase III LIBERATE® (PSOR-010) trial evaluating OTEZLA® or injectable etanercept versus placebo in patients with moderate-to-severe plaque psoriasis were presented at the European Academy of Dermatology and Venereology meeting in October.  Improvements in PASI scores and disease-related quality of life observed at week 16 were maintained at week 52 in patients randomized to OTEZLA® at baseline and in patients who switched from etanercept to OTEZLA® at week 16.

Research and Early Development

The previously announced acquisition of Quanticel Pharmaceuticals, Inc. closed in October 2015.  Celgene now has access to Quanticel’s proprietary platform for the single-cell genomic analysis of human cancer, as well as Quanticel’s programs that target specific epigenetic modifiers, which are expected to advance Celgene’s pipeline of innovative cancer therapies.  Multiple drug candidates from Quanticel are expected to enter into clinical development beginning in early 2016.  Celgene acquired Quanticel for $100 million in cash and up to an additional $385 million in contingent payments.

Management Update

Perry Karsen, Chief Executive Officer of Celgene Cellular Therapeutics (CCT), is retiring at the end of 2015.  Mr. Karsen’s time with Celgene spanned over 10 years.  He served as CEO of CCT since May 2013 and was also Chief Operations Officer from July 2010 until July 2014 and from 2004 to 2009 was Senior Vice President and Head of Worldwide Business Development.  Mr. Karsen was instrumental in the acquisition of Pharmion in 2008 which brought VIDAZA® to our portfolio of products.

Third Quarter 2015 Conference Call and Webcast Information

Celgene will host a conference call to discuss the third quarter of 2015 operational and financial performance on Thursday, November 5, 2015, at 9 a.m. ET.  The conference call will be available by webcast at www.celgene.com.  An audio replay of the call will be available from noon November 5, 2015, until midnight ET November 12, 2015.  To access the replay in the U.S., dial 1-855-859-2056; outside the U.S. dial 404-537-3406.  The participant passcode is 52827642.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit www.celgene.com. Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn and YouTube.

About REVLIMID®

In the U.S., REVLIMID® (lenalidomide) in combination with dexamethasone is indicated for the treatment of patients with multiple myeloma.  REVLIMID® is indicated for patients with transfusion-dependent anemia due to Low- or Intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.  REVLIMID® is approved in the U.S. for the treatment of patients with mantle cell lymphoma (MCL) whose disease has relapsed or progressed after two prior therapies, one of which included bortezomib.  Limitations of Use: REVLIMID® is not indicated and is not recommended for the treatment of chronic lymphocytic leukemia (CLL) outside of controlled clinical trials.

About ABRAXANE®

In the U.S., ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) is indicated for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy.  Prior therapy should have included an anthracycline unless clinically contraindicated.  ABRAXANE® is indicated for the first-line treatment of locally advanced or metastatic non-small cell lung cancer, in combination with carboplatin, in patients who are not candidates for curative surgery or radiation therapy.  ABRAXANE® is also indicated for the first-line treatment of metastatic adenocarcinoma of the pancreas in combination with gemcitabine.

About POMALYST®

In the U.S., POMALYST® (pomalidomide) is indicated for patients with multiple myeloma who have received at least two prior therapies including lenalidomide and a proteasome inhibitor and have demonstrated disease progression on or within 60 days of completion of the last therapy.

About OTEZLA®

In the U.S., OTEZLA® (apremilast) is indicated for the treatment of adult patients with active psoriatic arthritis.  OTEZLA® is indicated in the U.S. for the treatment of patients with moderate to severe plaque psoriasis who are candidates for phototherapy or systemic therapy.

About VIDAZA®

In the U.S., VIDAZA® (azacitidine for injection) is indicated for treatment of patients with the following French-American-British (FAB) myelodysplastic syndrome subtypes: refractory anemia (RA) or refractory anemia with ringed sideroblasts (RARS) (if accompanied by neutropenia or thrombocytopenia or requiring transfusions), refractory anemia with excess blasts (RAEB), refractory anemia with excess blasts in transformation (RAEB-T), and chronic myelomonocytic leukemia (CMMoL).

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts.  Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions.  Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made.  We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law.  Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control.  Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information.  These adjusted financial measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP.  We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items.  Other companies may define these measures in different ways.  See the attached Reconciliations of GAAP to Adjusted Net Income for explanations of the amounts excluded and included to arrive at the adjusted measures for the three-and nine-month periods ended September 30, 2015 and 2014, and for the projected amounts for the year ending December 31, 2015.

#  #  #

Celgene Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions, except per share data)

	Three-Month Periods Ended		Nine-Month Periods Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net product sales	$2,312.6	$1,956.8	$6,621.9	$5,508.9
Other revenue	21.5	25.4	70.8	76.0
Total revenue	2,334.1	1,982.2	6,692.7	5,584.9

Cost of goods sold (excluding amortization of acquired intangible assets)	109.9	97.7	314.7	282.7
Research and development	1,304.5	675.1	2,920.5	1,845.7
Selling, general and administrative	550.3	497.6	1,696.3	1,483.5
Amortization of acquired intangible assets	63.6	63.7	190.9	194.7
Acquisition related charges and restructuring, net	226.2	1.5	215.9	11.0
Total costs and expenses	2,254.5	1,335.6	5,338.3	3,817.6

Operating income	79.6	646.6	1,354.4	1,767.3

Interest and investment income, net	8.6	6.9	26.4	20.6
Interest (expense)	(88.5)	(53.5)	(186.0)	(124.4)
Other income (expense), net	(19.6)	(22.5)	83.2	(46.9)

Income (loss) before income taxes	(19.9)	577.5	1,278.0	1,616.6

Income tax provision	14.2	69.0	237.0	230.6

Net income (loss)	$(34.1)	$508.5	$1,041.0	$1,386.0

Net income (loss) per common share:
Basic	$(0.04)	$0.64	$1.31	$1.72
Diluted	$(0.04)	$0.61	$1.26	$1.66

Weighted average shares:
Basic	791.1	799.6	794.3	803.5
Diluted	791.1	832.8	827.7	836.4

	September 30,	December 31,
	2015	2014
Balance sheet items:
Cash, cash equivalents & marketable securities	$7,505.6	$7,546.7
Total assets	27,369.2	17,340.1
Short-term borrowings and current portion of long-term debt	1,199.7	605.9
Long-term debt	14,297.9	6,265.7
Total stockholders’ equity	5,375.5	6,524.8

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Net Income

(In millions, except per share data)

		Three-Month Periods Ended		Nine-Month Periods Ended
		September 30,		September 30,
		2015	2014	2015	2014

Net income (loss) - GAAP		$(34.1)	$508.5	$1,041.0	$1,386.0

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(1)	8.5	6.8	23.3	18.8

Research and development:
Share-based compensation expense	(1)	65.2	48.4	185.0	141.2
Upfront collaboration expense	(2)	751.8	78.6	1,340.3	401.6
IPR&D impairment	(3)	—	129.2	—	129.2

Selling, general and administrative:
Share-based compensation expense	(1)	76.2	56.2	218.1	159.2
Settlement of contingent obligation	(4)	—	—	—	25.0

Amortization of acquired intangible assets	(5)	63.6	63.7	190.9	194.7

Acquisition related (gains) charges and restructuring, net:
Change in fair value of contingent consideration	(6)	(6.9)	1.5	(17.2)	11.0
Receptos acquisition costs	(7)	231.6	—	231.6	—
Restructuring charges	(8)	1.5	—	1.5	—

Net income tax adjustments	(9)	(146.2)	(87.3)	(293.5)	(208.3)
Net income — Adjusted		$1,011.2	$805.6	$2,921.0	$2,258.4

Net income per common share — Adjusted
Basic		$1.28	$1.01	$3.68	$2.81
Diluted	(10)	$1.23	$0.97	$3.53	$2.70

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted financial measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways.

Explanation of adjustments:
(1)

Exclude share-based compensation expense totaling $149.9 for the three-month period ended September 30, 2015 and $111.4 for the three-month period ended September 30, 2014. Exclude share-based compensation expense totaling $426.4 for the nine-month period ended September 30, 2015 and $319.2 for the nine-month period ended September 30, 2014.

(2)	Exclude upfront payment expense for research and development collaboration arrangements.
(3)	Exclude in-process research and development (IPR&D) impairment recorded as a result of changes in estimated probability-weighted cash flows related to CC-292.
(4)	Exclude settlement of a contingent obligation to make matching contributions to a non-profit organization.
(5)

Exclude amortization of intangible assets acquired in the acquisitions of Pharmion Corp., Gloucester Pharmaceuticals, Inc. (Gloucester), Abraxis BioScience Inc. (Abraxis) and Celgene Avilomics Research, Inc. (Avila).

(6)	Exclude changes in the fair value of contingent consideration related to the acquisitions of Gloucester, Abraxis, Avila and Nogra Pharma Limited.
(7)	Exclude equity compensation and other fees and costs related to the acquisition of Receptos, Inc.
(8)	Exclude restructuring charges related to our relocation of certain operations into our two Summit, NJ locations.
(9)

Net income tax adjustments reflect the estimated tax effect of the above adjustments and the impact of certain other non-operating tax adjustments, including the effects of acquisition related matters, adjustments to the amount of unrecognized tax benefits, adjustments related to the gain on the sale of an equity investment and nonrecurring items connected with the launch of new products.

(10)	Diluted net income per share for the three-month period ended September 30, 2015 was determined using diluted weighted average shares of 823.6.

Celgene Corporation and Subsidiaries

Reconciliation of Full-Year 2015 Projected GAAP to Adjusted Net Income

(In millions, except per share data)

		Range
		Low	High

Projected net income - GAAP	(1)	$1,678.8	$1,859.2

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense		31.4	30.2

Research and Development:
Share-based compensation expense		254.7	244.7
Upfront collaboration expense		1,340.3	1,340.3

Selling, general and administrative:
Share-based compensation expense		301.5	289.7

Amortization of acquired intangible assets		254.6	254.6

Acquisition related charges and restructuring, net:
Change in fair value of contingent consideration		12.7	10.4
Receptos acquisition costs		324.7	293.7
Restructuring charges		7.0	5.0

Net income tax adjustments		(263.2)	(302.3)

Projected net income - Adjusted		$3,942.5	$4,025.5

Projected net income per diluted common share - GAAP		$2.02	$2.24

Projected net income per diluted common share - Adjusted		$4.75	$4.85

Projected weighted average diluted shares		830.0	830.0

(1)

Our projected 2015 earnings do not include the effect of any business combinations, collaboration agreements, asset acquisitions, intangible asset impairments, or changes in the fair value of our CVRs issued as part of the acquisition of Abraxis BioScience Inc. (Abraxis) that may occur after the day prior to the date of this press release.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Three-Month Periods
	Ended September 30,		% Change
	2015	2014	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$895.2	$760.2	17.8%	17.8%	0.0%
International	558.3	539.8	3.4%	8.1%	(4.7)%
Worldwide	1,453.5	1,300.0	11.8%	13.7%	(1.9)%

ABRAXANE®
U.S.	145.2	151.6	(4.2)%	(4.2)%	0.0%
International	84.7	60.6	39.8%	39.0%	0.8%
Worldwide	229.9	212.2	8.3%	8.1%	0.2%

POMALYST®/IMNOVID®
U.S.	150.1	118.3	26.9%	26.9%	0.0%
International	106.4	62.8	69.4%	66.2%	3.2%
Worldwide	256.5	181.1	41.6%	40.5%	1.1%

OTEZLA®(3)
U.S.	128.4	17.6	N/A	N/A	N/A
International	10.3	—	N/A	N/A	N/A
Worldwide	138.7	17.6	N/A	N/A	N/A

VIDAZA®
U.S.	4.9	9.7	(49.5)%	(49.5)%	0.0%
International	142.7	148.1	(3.6)%	1.1%	(4.7)%
Worldwide	147.6	157.8	(6.5)%	(2.1)%	(4.4)%

azacitidine for injection
U.S.	21.3	19.9	7.0%	7.0%	0.0%
International	—	—	N/A	N/A	N/A
Worldwide	21.3	19.9	7.0%	7.0%	0.0%

THALOMID®
U.S.	31.3	35.4	(11.6)%	(11.6)%	0.0%
International	13.8	16.5	(16.4)%	(9.7)%	(6.7)%
Worldwide	45.1	51.9	(13.1)%	(11.0)%	(2.1)%

ISTODAX®
U.S.	16.2	14.3	13.3%	13.3%	0.0%
International	1.1	1.4	(21.4)%	(12.1)%	(9.3)%
Worldwide	17.3	15.7	10.2%	11.1%	(0.9)%

All Other
U.S.	2.0	0.3	N/A	N/A	N/A
International	0.7	0.3	N/A	N/A	N/A
Worldwide	2.7	0.6	N/A	N/A	N/A

Total Net Product Sales
U.S.	1,394.6	1,127.3	23.7%	23.7%	0.0%
International	918.0	829.5	10.7%	14.3%	(3.6)%
Worldwide	$2,312.6	$1,956.8	18.2%	19.7%	(1.5)%

(1)	- Operational includes impact from both volume and price
(2)	- Currency includes the impact from both foreign exchange rates and hedging activities
(3)

- OTEZLA® was approved in the U.S. for Psoriatic Arthritis in March 2014 and approved in the U.S. for Psoriasis in September 2014. OTEZLA® was approved for Psoriatic Arthritis and Plaque Psoriasis in the EU in January 2015.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Nine-Month Periods
	Ended September 30,		% Change
	2015	2014	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$2,578.6	$2,118.2	21.7%	21.7%	0.0%
International	1,661.8	1,539.3	8.0%	12.9%	(4.9)%
Worldwide	4,240.4	3,657.5	15.9%	17.9%	(2.0)%

ABRAXANE®
U.S.	474.1	453.0	4.7%	4.7%	0.0%
International	223.4	159.3	40.2%	39.4%	0.8%
Worldwide	697.5	612.3	13.9%	13.7%	0.2%

POMALYST®/IMNOVID®
U.S.	422.1	311.2	35.6%	35.6%	0.0%
International	267.4	166.4	60.7%	58.8%	1.9%
Worldwide	689.5	477.6	44.4%	43.7%	0.7%

OTEZLA®(3)
U.S.	272.5	22.2	N/A	N/A	N/A
International	16.2	—	N/A	N/A	N/A
Worldwide	288.7	22.2	N/A	N/A	N/A

VIDAZA®
U.S.	16.4	34.0	(51.8)%	(51.8)%	0.0%
International	426.9	424.2	0.6%	5.3%	(4.7)%
Worldwide	443.3	458.2	(3.3)%	1.1%	(4.4)%

azacitidine for injection
U.S.	64.2	62.7	2.4%	2.4%	0.0%
International	—	—	N/A	N/A	N/A
Worldwide	64.2	62.7	2.4%	2.4%	0.0%

THALOMID®
U.S.	97.5	111.9	(12.9)%	(12.9)%	0.0%
International	42.4	52.3	(18.9)%	(11.7)%	(7.2)%
Worldwide	139.9	164.2	(14.8)%	(12.5)%	(2.3)%

ISTODAX®
U.S.	48.4	45.5	6.4%	6.4%	0.0%
International	3.3	3.4	(2.9)%	2.8%	(5.7)%
Worldwide	51.7	48.9	5.7%	6.1%	(0.4)%

All Other
U.S.	4.7	3.5	N/A	N/A	N/A
International	2.0	1.8	N/A	N/A	N/A
Worldwide	6.7	5.3	N/A	N/A	N/A

Total Net Product Sales
U.S.	3,978.5	3,162.2	25.8%	25.8%	0.0%
International	2,643.4	2,346.7	12.6%	16.6%	(4.0)%
Worldwide	$6,621.9	$5,508.9	20.2%	21.9%	(1.7)%

(1)	- Operational includes impact from both volume and price
(2)	- Currency includes the impact from both foreign exchange rates and hedging activities
(3)

- OTEZLA® was approved in the U.S. for Psoriatic Arthritis in March 2014 and approved in the U.S. for Psoriasis in September 2014. OTEZLA® was approved for Psoriatic Arthritis and Plaque Psoriasis in the EU in January 2015.